 Exhibit 10.36

Memorandum of Understanding (MoU)

Between

Curetis GmbH, Ares Genetics GmbH and MGI Tech Co., Ltd.

Preamble

Progress in the prevention and treatment of infectious diseases has vastly improved the survival chances and quality of life of patients across the globe. In recent years however, spreading of antimicrobial resistance through indiscriminate use of antibiotics has become one of the most severe threats to modern medicine. Better and faster ways to diagnose microbial infections are key to a more targeted use of antibiotics to slow down the development of resistance to current and future drugs.

Rapid adoption of next generation sequencing (NGS) in genomic medicine has been driven by low cost, high throughput sequencing and rapid advances in our understanding of the genetic bases of human diseases and associated pathogens. Today, NGS is dominating the sequencing space in genomic research, and quickly entering clinical practice, specially in pre-natal screening and cancer diagnostics. While already a key technology in infectious disease research today, the unique features of NGS, advancement of NGS technology, NGS workflow integration and automation as well as NGS affordability, make NGS more and more applicable to clinical diagnostics of infectious diseases.

With this Memorandum of Understanding (MoU), Curetis and MGI want to express their intent to collaborate in the advancement of Molecular Diagnostics and NGS Technology for the diagnosis of infectious diseases and antimicrobial resistance.

THE UNDERSIGNED,

1.	Curetis GmbH, a corporation of Germany having a place of business at Max-Eyth-Str. 42, 71088 Holzgerlingen, Germany (hereinafter referred to as “Curetis”)
2.	Ares Genetics GmbH, a corporation of Austria having a place of business at Karl-Farkas-Gasse 18, A-1030 Vienna, Austria (hereinafter referred to as “Ares”)
3.	MGI TECH CO., LTD. (A part of BGI Groups), an entity of China, having a place of business at No. 11, Beishan Industrial Zone, Yantian District, Shenzhen 518083, P.R.C (hereinafter referred to as “MGI”)

WHEREAS:

1.	Curetis is a molecular diagnostics company which focuses on the development and commercialization of reliable, fast and cost-effective products for diagnosing severe infectious diseases. The diagnostic solutions of Curetis enable rapid multi-parameter pathogen and antibiotic resistance marker detection in only a few hours, a process that today can take up to days or even weeks with other techniques.

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Curetis established Ares, a wholly-owned subsidiary of Curetis GmbH in Vienna, Austria. Ares is dedicated to maximizing the R&D and related scientific and business opportunities of the GEAR assets acquired from Siemens in 2016 for the entire Curetis Group.

2.	BGI-Shenzhen Co., Ltd (hereinafter referred to as “BGI Group”), BGI Group undertook 1% part of the Human Genome Project, have accomplished many research achievements in multiple fields. Comprehensive research platforms and database was established and a series of software for the analysis of high-throughput genetic sequencing was developed, BGI Group have contributed more than 50% of global genetic sequence data, 70% agricultural organisms’ genetic sequence data. BGI Group now is the largest genome research center all over the world and the sequencing giant in China.

MGI Tech Co., Ltd (hereinafter referred to as “MGI”), BGI Group established MGI, a wholly-owned subsidiary of BGI Group in Shenzhen, P.R. China. MGI is dedicated to develop, manufacture and distribute the genetic instrument, reagents and device (including DNA genetic analyser but not limited to this) and support the vision of BGI Group to benefit humanity in BGI Group.

INTEND TO:

1)	Establish a long-lasting R&D and commercial relationship in NGS-based molecular diagnostics (IVD) applications for infectious diseases in Greater China (Mainland China, Hong Kong and Macau), and,
2)	Explore specific collaboration and licensing opportunities in the following areas:
a)	Demonstrate and publish the technical feasibility of using the GEAR BiolT Platform and database in conjunction with MGl’s BGISeq/MGISeq sequencing technology by
i)	Sequencing of about 100 DNA samples from GEAR bacterial isolates provided by Curetis with BGISeq technology by MGI/BGI Group and data analysis using the GEAR BiolT pipeline by Ares in collaboration with Prof. Andreas Keller of Saarland University.
ii)	Sequencing of a limited number of jointly selected interesting clinical bacterial isolates with available resistance phenotype information from China with BGISeq by MGI/BGI Group and data analysis using the GEAR BiolT pipeline by Ares.
iii)	Have the results presented by Prof. Andreas Keller at the 12th International Conference on Genomics (ICG-12) is organized by BGI Group, and will be held in October 26-29, 2017, in Shenzhen, China.
b)	Develop and commercialize a fully automated sample to answer workflow for NGS-based infectious diseases diagnostics for clinically relevant native sample types,
i)	by combining Curetis’ L4 Lysator module with MGl’s SP100 Sample preparation system or similar modules by MGI likely by means of a specific consumable,
ii)	by developing sample preparation protocols for relevant native sample types and showing feasibility of sequencing of the DNA isolated with such workflows with the BGISeq or MGISeq sequencers,

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iii)	by manufacturing of specific consumables required for linking the Curetis’ L4 Lysator to MGl’s SP100 sample preparation system or similar modules by MGI,
iv)	by MGI seeking regulatory clearance as required by the CFDA for such sample-to-answer solution,
v)	by entering into an OEM supply and/or licensing agreement allowing MGI to commercialize worldwide the Curetis L4 Lysator and required consumables for exclusive use with the BGI or MGI suit of NGS instruments under MGI branding.
c)	Jointly develop a broad-spectrum targeted MGISeq NGS IVD assay for infectious disease diagnostics based on Curetis know-how and the GEAR database and technology
i)	that would be designed by use of Curetis know-how and by using the GEAR database and including proprietary markers of antimicrobial resistance,
ii)	that would be designed and developed by MGI for use with MGI SP100, MGISeq, and potentially the Curetis’ L4 Lysator (MGI OEM version; see 2)b) above),
iii)	that would be interpreted by a cloud-based application to be developed by Ares,
iv)	that allows for a feedback loop for continuous information back-flow to the GEAR reference database for continuous further verification and validation of GEAR Markers,
v)	for which MGI would be the legal manufacturer, perform regulatory required studies and seek CFDA approval,
vi)	that would be commercialized by MGI/BGI Group in Greater China under appropriate licenses by Curetis/Ares to MGI for GEAR/Curetis know-how and IP, and by MGI/BGI Group to Ares/Curetis for inclusion of validating data obtained in the feedback-loop (see 2)c) iii in the GEAR reference database periodically,
vii)	that jointly own the newly enriched portion of GEAR database generated through such feedback-loop and cross-license of Ares’ analysis apps and MGl’s NGS targeted MGISeq NGS IVD assay methodology,
viii)	that could potentially be distributed by Curetis in one or few other geographies under an appropriate distribution agreement and responsibility to seek regulatory registration at the corresponding geographies.
d)	Explore opportunities to collaborate in the area of metagenomic sequencing for infectious diseases diagnosis potentially involving third parties.
e)	Explore opportunities to collaborate with the Chinese CDC and the Chinese National GeneBank (CNGB) in the areas of molecular epidemiology, antibiotic stewardship, and sustainability and expansion concepts for the GEAR database including NGS applications for public health use.
f)	Explore potential manufacturing and commercial collaborations for Curetis’ portfolio of molecular diagnostics products acknowledging Curetis’ existing commercial partnerships in Greater China.
g)	Explore BGI Group’s willingness to invest in Curetis as part of potential future PIPE transact ions or public offerings.

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WITH THE FOLLOWING UNDERSTANDING:

I.	This Memorandum of Understanding (MoU) signifies a statement of intent to establish and to explore collaboration between the parties, but is not a legally binding document. This MoU does not restrict the rights of either party to enter into collaborative agreements, contracts or working relationships with other parties;
II.	This MoU recognizes the intention of the parties to establish and to explore a relationship to collaborate in a range of areas and to work together for their mutual benefit;
III.	The period covered by this MoU is for 12 months, starting at the date of undersigning, and will be reviewed thereafter. The MoU may be terminated at any time by any party. In any cases of discontinuance, the parties will honour agreed commitments either via accepted arrangements or suitable alternatives negotiated at that point;
IV.	Notwithstanding the period covered by the MoU, both parties intend to negotiate and enter into one or several final agreements as follows (references given below in the sections IV and V refer to the part MOU Intention - “intend to:”):
i)	For the collaboration area described under 2) a) by no later than Sep 08, 2017 and in time for result presentation by Prof. Andreas Keller or Dr. Andreas Posch at ICG-12 as described in section 2) a) iii); if there is not enough time to complete this goal, both parties will jointly agree on the next co-marketing opportunity within 90 days of signing the MoU.
ii)	For the collaboration areas described under 2) b) and 2) c) within 90 days of signing the MoU.
V.	The partners grant each other exclusivity of negotiation for the opportunities described under 2) a), 2) b) and 2) c) for a period of 90 days starting with the date of execution of the MoU,
VI.	The parties recognize the importance and value of this MoU in promoting their individual and joint activities. However, each party understands that any activity that includes reference to the other party must be sent to and be approved by this party before use;
VII.	The MoU will be announced through a joint press release (Exhibit A) at the earliest at the day of signature but no later than Sep 12, 2017, 7 am ET. With exception of the information of such press release, the content and provisions of this MoU are deemed confidential information as defined in the Non- Disclosure Agreement between MGI and Curetis dated Jan 20, 2017.

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MGI Tech Co., Ltd

By /s/ Hui Jiang

Name: Hui Jiang
Title: Chief Operation Officer
Date: Sep 11, 2017

By /s/ Feng Mu

Name: Feng Mu
Title: Chief Executive Officer
Date: Sep 11, 2017

Curetis GmbH

By /s/ Oliver Schacht

Name: Oliver Schacht, PhD
Title: Managing Director Curetis GmbH
Date: Sep 12, 2017

By /s/ Heiko Schorr

Name: Heiko Schorr
Title: Managing Director Curetis GmbH
Date: Sep 12, 2017

Ares Genetics GmbH

By /s/ Achim Plum

Name: Dr. Achim Plum
Title: Managing Director Ares Genetics GmbH
Date: Sep 12, 2017

By /s/ Andreas E. Posch

Name: Dr. Andreas E. Posch
Title: Managing Director Ares Genetics GmbH
Date: Sep 12, 2017

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Exhibit A: Joint Press Release:

MGI and Curetis to Collaborate on NGS-based Infectious
Disease Diagnostics

-	Broad collaboration to develop a targeted Next-Generation Sequencing assay for microbial infections
-	Workflow for native samples integrating MG/ and Curetis instrumentation
-	Curetis’ subsidiary Ares Genetics to provide assay design and data interpretation app

Amsterdam, the Netherlands, and Holzgerlingen, Germany,                           , 2017; published at 07 am ET -- Curetis N.V. (the “Company” and, together with Curetis GmbH, “Curetis”), a developer of next -level molecular diagnostic solution s, and MGI, a fully-owned subsidiary of BGI Group, one of the world’s leading genome sequencing centers headquartered in Shenzhen, Guangdong, P.R. China, today announced that they have signed a Memorandum of Understanding (MoU) for a broad collaboration to develop targeted Next-Generation Sequencing (NGS) IVD assays for microbial infections.

The assay will target a comprehensive panel of pathogens and genetic antibiotic resistance markers and will be applicable to a wide spectrum of native patient sample types. The intended laboratory workflow will combine the Unyvero L4 Lysator by Curetis with MGl’s SP100 Sample Preparation System and MGISeq NGS Sequencers to allow fully automated lysis, DNA extraction, NGS library preparation and sequencing or an integrated work station. The resulting NGS data will be interpreted for pathogen identification and genetic antibiotic resistance markers by an app as a part of the data analysis software. The app will be developed by Ares Genetics GmbH, a wholly-owned subsidiary of Curetis GmbH based in Vienna, Austria. The assay will be commercialized by MGI in Greater China first and potentially by Curetis in other geographies. Financial details were not disclosed.

Under the terms of the agreement, MGI will provide hardware and chemistry integration and develop an automated workflow as well as manufacture the targeted NGS assays. MGI will also be in charge of validating the assay and seeking regulatory approval as needed. Curetis and Ares Genetics will provide expertise in sample preparation technologies, panel design and NGS sequencing assay design using its GEAR GEnetic Antibiotic Resistance and Susceptibility database. Ares will also develop a data interpretation application that automates the bioinformatics analysis of the NGS data and supports the interpretation and visualization of NGS results on pathogens and antibiotic resistance markers detected by the assay to facilitate the deployment of the assay in the clinical routine. Ares and BGI Group will be supported by Prof. Dr. Andreas Keller from the Center for Bioinformatics at Saarland University, the leading academic partner in the development of the GEAR.

The partners entered into a first collaboration agreement under the MoU to assess the feasibility of using MGISeq sequencing data with the GEAR database. Curetis and MGI expect to enter into further agreements to cover other aspects of the collaboration, e.g. hardware and chemistry integration, OEM manufacturing and supply, design of panel and assays, and licensing and distribution.

“The planned collaboration is an excellent example for leveraging Curetis’ molecular microbiology expertise and its solutions in combination with GEAR, “ said Dr. Achim Plum, CBO of Cur et is and a Managing Director at Ares Genetics. “The synergies with MGI will turn us into a first mover in NGS- based IVDs for severe microbial infections.” He added that Ares is also in discussions with other industry players. “This is one of several ways we can capitalize on the tremendous potential of GEAR.”

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“NGS offers the unique possibility to dissect increasingly complex resistance patterns in microbial pathogens in a single test. However, this requires smart data interpretation and clinical decision support. BGI Group sequencing technology combined with the GEAR database allows the translation of NGS technology into meaningful diagnostic applications for complex microbial infections. Therefore, I am excited to support both companies in this endeavor,” commented Prof. Dr. Keller.

“NGS-based diagnostics of pathogens and resistances is becoming more and more feasible,” said Dr. Andreas Posch, also a Managing Director at Ares Genetics. “To this end, panel design and data interpretation are key. That’s where the tremendous data collection of GEAR and the BioIT expertise of Ares Genetics comes in. Our goa l is to create the next generation of molecular microbiology.”

“Today, NGS is dominating the sequencing space in genomic research,” said Dr. Hui Jiang, Chief Operation Officer of MGI, “But it is already entering clinical practice, e.g. in prenatal screening and cancer diagnostics. While it already is a key technology in infectious disease research today, the unique features of NGS, the technological advances, the workflow integration and automation as well as the affordability make NGS more and more applicable to the clinical diagnostics of infectious diseases. MGI intends to be a first mover in this space and is very pleased to work with the Curetis Group.”

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About MGI

MGI (MGI Tech Co., Limited) is a part of BGI Group, one of the world’s largest genomics organizations. BGI Group was founded in 1999 with the vision of using genomics to benefit humanity and has been growing exponentially since t hen. With a focus on research and applications in the healthcare, agriculture, conservation, and environmental fields, BGI Group has a proven track record of innovative, high profile research and operates China National Genome Bank through governmental contracts.

MGI is dedicated to develop, manufacture and distribute instruments, reagents and devices/assays through innovation and collaboration. Since its acquisition of CGI (Complete Genomics Incorporation), MGI adsorbed its technologies quickly and developed a serial of genetic sequencers such as BGISEQl 000, BGISE QS0 0, and MGISEQS0 etc. MGl’s mission is to “Make Great Instrument and Make It Smart” so as to provide in a real time a digitized panoramic view of a living thing at all time and advance life science to service genomics, proteomics and beyond.

About Curetis and Ares Genetics

Founded in 2007, Curetis is a molecular diagnostics company which focuses on the development and commercialization of reliable, fast and cost-effective products for diagnosing severe infectious diseases. The diagnostic solutions of Curetis enable rapid multi-parameter pathogen and antibiotic resistance marker detection in only a few hours, a process that today can take up to days or even weeks with other techniques.

To date, Curetis has raised EUR 44.3 million in an IPO on Euro next Amsterdam and Euronext Brussels and private equity funds of over EUR 63.5 million. Furthermore, Curetis has entered into a debt financing facility with EIB for up to EUR 25 million. The company is based in Holzgerlingen near Stuttgart, Ger many. Curetis collaborates with Heraeus Medical, pharmaceutical companies, and has entered into several international distribution agreements covering many countries across Europe, the Middle East and Asia.

In 2017, Curetis established Ares Genetics GmbH, a wholly-owned subsidiary of Curetis GmbH in Vienna, Austria. Ares Genetics is dedicated to maximize the R&D and related scientific and business opportunities of the GEAR assets acquired in 2016 for the entire Curetis Group.

For further information, please visit www.curetis.com.

Curetis’ Legal Disclaimer

This document constitutes neither an offer to buy nor to subscribe securities and neither this document nor any part of it should form the basis of any investment decision in Curetis.

The information contained in this press release has been carefully prepared. However, Curetis bears and assumes no liability of whatever kind for the correctness and completeness of the information provided

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herein. Curetis does not assume an obligation of whatever kind to update or correct information contained in this press release whether as a result of new information, future events or for other reasons.

This press release includes statements that are, or may be deemed to be, “forward-looking statements”. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes”, “estimates”, “anticipates”, “expects”, “intends”, “may”, “will”, or “should”, and include statements Curetis makes concerning the intended results of its strategy. By their nature, forward-looking statements involve risks and uncertainties and readers are cautioned that any such forward-looking statements are not guarantees of future performance.

Curetis’ actual results may differ materially from those predicted by the forward-looking statements. Curetis undertakes no obligation to publicly update or revise forward-looking statements, except as may be required by law.

Curetis’ Contact Details

Curetis GmbH
Max-Eyth-Str. 42
71088 Holzgerlingen, Germany
Tel. +49 7031 49195-10
pr@curetis.com or ir@curetis.com
www.curetis.com - www.unyvero.com

International Media & Investor Inquiries
akampion
Dr. Ludger Wess / Ines-Regina Buth
Managing Partners
info@akampion.com
Tel. +49 40 88 16 59 64
Tel. +49 30 23 63 27 68

U.S. Media & Investor Inquiries
The Ruth Group
Lee Roth
lroth@theruthgroup.com
Tel. +1 646 536 7012

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